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                                                                    EXHIBIT 23.1

                               CONSENT OF KPMG LLP

The Board of Directors
SPSS Inc:

We consent to the incorporation by reference in the registration statements (333-90694, 333-87374,333-57168, 333-45900, 333-25869, 33-73130, 33-80799,
33-73120, 333-63167, 33-74402, 333-75674, and 333-108663) on Form S-8, and the
registration statements (333-41207, 333-21025, 333-10423, 333-304360,
333-71236, and 333-108048) on Form S-3, of our report dated July 23, 2004, with respect to the consolidated balance sheets of SPSS Inc. and subsidiaries as of December 31, 2002 and 2003, and the related consolidated statements of operations, comprehensive income (loss), stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 2003, and the related consolidated financial statement schedule, which report appears in the December 31, 2003, annual report on the Form 10-K of SPSS Inc.

Our report dated July 23, 2004, contains an explanatory paragraph that refers to the Company's restatement of the consolidated financial statements as of and for each of the years in the two-year period ended December 31, 2002, a change in the Company's method of accounting for goodwill and other intangible assets upon the adoption of Statement of Financial Accounting Standards (SFAS) No. 142, "Goodwill and Other Intangible Assets" effective January 1, 2002, and the Company's adoption of SFAS No. 150, "Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity" effective July 1, 2003.


                                                  /s/ KPMG LLP


Chicago, Illinois
July 29, 2004